Exhibit 10.12

TRIANGLE PETROLEUM CORPORATION

DEFERRED SHARE UNIT AGREEMENT

1.	Agreement and Grant

1.1	This Deferred Share Unit Agreement (this “Agreement”) is entered into between Triangle Petroleum Corporation (the “Corporation”) and Peter Hill (the “Executive”).

1.2	Effective the date hereof, the Corporation hereby grants 600,000 Deferred Share Units to the Executive on and subject to the terms set out in this Agreement.

1.3	Following the restructuring of the Corporation’s Board of Directors and management team in 2009, the Corporation has granted the DSUs to the Executive in order to incentivize and retain the Executive and to promote a greater alignment of interests between the Executive and the shareholders of the Corporation.

2.	Definitions

2.1	“Board of Directors” or “Board” means those individuals who serve from time to time as the directors of the Corporation.

2.2	“Code” means the United States Internal Revenue Code of 1986, as amended.

2.3	“Common Share” means share of common stock in the capital of the Corporation.

2.4	“Deferred Share Unit” or “DSU” means a unit credited by the Corporation to the Executive by way of a bookkeeping entry in the books of the Corporation, as determined by the Board, pursuant to this Agreement, the value of which at any particular date shall be the Fair Market Value at that date.

2.5	“Fair Market Value” means, with respect to any particular date, the simple average closing price of the Common Shares as traded on the stock exchange on which the highest aggregate volume of Common Shares have traded on each of the five trading days immediately preceding the particular date.

2.6	“U.S. Taxpayer” means a citizen or resident of the United States for United States federal income tax purposes.

3.	Vesting and Account

3.1	The DSUs referred to in Section 1 shall vest and be automatically exchanged on a one-for-one basis, for Common Shares from the treasury of the Corporation, equal to the number of DSUs referred to in this Agreement, on February 2, 2011 (the “Vesting Date”).

3.2	The Corporation shall maintain in its books an account (the “DSU Account”) for the Executive, recording at all times, the number of DSUs standing to the credit of the Executive. Upon the vesting of the DSUs and exchange for Common Shares as contemplated by the Agreement in satisfaction of the DSUs credited to the Executive, the DSUs shall be cancelled.

3.3	In the event of any stock dividend, stock split, combination or exchange of Common Shares, merger, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation’s assets to shareholders of the Corporation, or any other change affecting the Common Shares, such proportionate adjustments, if any, as the Board, in their discretion, may deem appropriate to reflect such change, shall be made with respect to the number of DSUs outstanding under this Agreement.

4.	Termination or Death of the Executive

4.1	Where the Executive’s employment with the Corporation is terminated due to retirement, or voluntary resignation, or where the Executive’s employment is terminated by the Corporation, the DSUs in the Executive’s DSU Account will be cancelled, effective immediately.

4.2	Where the Executive has died, the estate of the Executive may elect in writing to have the value of the DSUs in the Executive’s DSU Account become payable on February 2, 2011.

4.3	In the event that the estate of the deceased Executive does not make an election in accordance with Section 4.2, the DSUs in the deceased Executive’s DSU Account will be cancelled on February 2, 2011.

4.4	For purposes of determining how much is payable to the Executive’s estate in accordance with Section 4.2, the DSUs in the Executive’s DSU Account will be valued by multiplying the number of such DSUs by the average of the closing prices of a Common Share on the TXS Venture Exchange on the five consecutive trading days ending with the trading day immediately prior to the date the DSUs become payable.

4.5	If an election pursuant to Section 4.2 is made, the value of the deceased Executive’s DSUs in the DSU Account will be paid to the Executive’s estate, in the form of Common Shares issued from the treasury of the Corporation, net of applicable withholdings, within 15 days of the date such amount becomes payable.

5.	Acknowledgement

The Executive confirms and acknowledges that:

5.1	He has received and reviewed a copy of the terms of this Agreement and agrees to be bound by it.

5.2	Nothing herein contained shall be deemed to give him the right to be retained as an employee of the Corporation.

5.3	Under no circumstances shall the DSUs be considered Common Shares nor shall they entitle the Executive or any other person to exercise voting rights or have any other rights (including, without limitations, dividend entitlement or rights on liquidation) attaching to the ownership of Common Shares, nor shall the Executive or any other person be considered the owner of Common Shares or any interest therein by virtue of this Agreement.

5.4	He will not be able to cause the Corporation to redeem DSUs granted under this Agreement.

5.5	The value of DSUs is based on the value of the Common Shares of the Corporation and therefore is not guaranteed.

6.	Assignment

6.1	DSUs are not assignable or transferable, except as contemplated by this Agreement.

7.	Administration

7.1	This Agreement shall be administered by the Board.

7.2	This Agreement may be amended or terminated at any time by the Board, except as to rights already accrued to the Executive hereunder.

7.3	The Corporation will be responsible for all costs relating to the administration of this Agreement.

7.4	The total authorized number of Common Shares which may be issued from treasury under this Agreement is 600,000, or such other number as may be approved by the Board and, if required, the shareholders of the Corporation.

8.	Canadian and U.S. Tax

8.1	This Agreement shall continuously meet the requirements of paragraph 6801(d) of the regulations under the Income Tax Act (Canada) or any successor to such provision and the requirements of Section 409A of the Code, as they may apply to the Executive in the event he is a U.S. Taxpayer. If any provision of this Agreement contravenes any regulations or U.S. Treasury guidance promulgated under Section 409A of the Code or would cause the DSUs to be subject to the interest and penalties under Section 409A of the Code, such provision of this Agreement shall, to the extent that it applies to the Executive, be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

9.	Governing Law

9.1	This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

10.	Compliance with Law

10.1	Any obligation of the Corporation pursuant to the terms of this Agreement is subject to compliance with all applicable laws. The Executive shall comply with all applicable laws and furnish the Corporation with any and all information and undertakings as may be required to ensure compliance therewith.

11.	Withholding

11.1	The Corporation shall be entitled to deduct any amount of withholding taxes and other withholding from any amount paid or credited hereunder.

IN WITNESS WHEREOF the Corporation and the Executive have each executed this Agreement as of February 2, 2010.

TRIANGLE PETROLEUM CORPORATION

By:
Name:
Title:

	By:	/s/ Jonathan Samuels
		Name:	Jonathan Samuels
		Title:	Chief Financial Officer

/s/ Peter Hill
Witness		Peter Hill

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